Exhibit 23.7
Independent Auditors’ Consent
The Board of Directors
DLS Drilling, Logistics & Services Corporation

We consent to the use of our report dated March 2, 2006, except as to Note 22, which is as of June 9, 2006, with respect to the consolidated financial statements of DLS Drilling, Logistics & Services Corporation as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, and to the reference to our firm under the heading “Experts” in the prospectus.

Sibille (formerly Finsterbusch Pickenhayn Sibille)
Buenos Aires, Argentina
June 9, 2006
/s/ José A. Schuster
Partner